Exhibit 99.1

722 Columbia Avenue

Franklin, Tennessee 37064

Contact:

Aimee Punessen

Chief Marketing Officer

SVP, Public & Investor Relations

(615) 236-8329

aimee.punessen@franklinsynergy.com

FRANKLIN FINANCIAL NETWORK RAISES $20 MILLION

OF NEW CAPITAL THROUGH COMPLETION OF

PRIVATE PLACEMENT OF SUBORDINATED NOTES

Franklin, Tenn. – June 30, 2016 – Franklin Financial Network, Inc. (NYSE: FSB), the parent company (the “Company”) of Franklin Synergy Bank (the “Bank”), today announced that it has completed a private placement of $20 million in aggregate principal amount of fixed-to-floating rate subordinated notes (the “Notes”) to certain institutional investors. The Notes are non-callable for five years, have a stated maturity of July 1, 2026, and bear interest at a fixed rate of 7.00% per year, from and including June 30, 2016, to, but excluding, July 1, 2021. From and including July 1, 2021, to the maturity date or early redemption date, the interest rate will reset quarterly to a level equal to the then current three-month LIBOR rate plus 604 basis points.

The Notes have been structured to qualify for the Company as Tier 2 capital under regulatory guidelines. The Company plans to use the net proceeds from the sale of the Notes to fund growth and for general corporate purposes. The Notes were assigned an investment grade rating of BBB- by Kroll Bond Rating Agency.

Stephens Inc. served as sole placement agent for the private offering to certain accredited institutional investors.

This press release does not constitute an offer to sell, or the solicitation of an offer to buy, any security and shall not constitute such an offer, solicitation or sale in any jurisdiction in which such an offering would be unlawful.

Safe Harbor for Forward-Looking Statements

This media release contains forward-looking statements. Such statements include, but are not limited to, projected sales, gross margin and net income figures, the availability of capital resources, and plans concerning products and market acceptance. Words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates” and variations of such words

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FSB Raises $20 Million of New Capital Through Private Placement of Subordinated Notes

June 30, 2016

and similar expressions are intended to identify such forward-looking statements. Forward-looking statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy and some of which might not even be anticipated. Future events and actual results, financial and otherwise, could differ materially from those set forth in or contemplated by the forward-looking statements herein.

Future operating results of the corporation are impossible to predict, and no representation or warranty of any kind can be made respecting the present or future accuracy of such forward-looking statements or the ability of the corporation to meet its obligations, and no such representation or warranty is to be inferred.

About the Company

Franklin Financial Network, Inc. is a financial holding company headquartered in Franklin, Tennessee. The Company’s wholly owned bank subsidiary, Franklin Synergy Bank, a Tennessee-chartered commercial bank founded in November 2007 and a member of the Federal Reserve System, provides a full range of banking and related financial services with a focus on service to small businesses, corporate entities, local governments and individuals. With consolidated total assets of $2.3 billion at March 31, 2016, the Bank currently operates through 12 branches in the demographically attractive and growing Williamson and Rutherford Counties within the Nashville metropolitan statistical area. Additional information about the Bank, which is included in the NYSE Financial 100 Index and the FTSE Russell 2000 Index, is available at the Bank’s website: www.FranklinSynergyBank.com.

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